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     As filed with the Securities and Exchange Commission on March 19, 1999


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported):
                                 March 15, 1999



                                    SPR INC.
             (Exact name of registrant as specified in its charter)



           Delaware                       0-22097               36-3932665
(State or other jurisdiction of   (Commission File Number)  (I.R.S Employer
incorporation or organization)                               Identification No.)



                           2015 Spring Road, Suite 750
                            Oak Brook, Illinois 60523
               (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:
                                 (630) 575-6200



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ITEM 5.  OTHER EVENTS

         On January 11, 1999, SPR Inc. ("SPR" or the "Company") announced that it signed an Agreement and Plan of Reorganization dated as of January 10, 1999 (the "Merger Agreement") providing for, among other things, the merger of Metamor Acquisition Sub #19, Inc., a Delaware corporation and a wholly-owned subsidiary of Metamor Worldwide, Inc., a Delaware corporation ("Metamor") with and into SPR (the "Merger"). On March 15, 1999, SPR and Metamor issued a joint announcement that the parties mutually agreed to terminate the Merger Agreement and to abandon the Merger. The parties agreed, among other things, to (1) the termination of the Merger Agreement and the related agreements as well as the termination and abandonment of the Merger; (2) an agreement that no party shall be obligated or responsible for any costs or expenses paid or incurred by any other party to the Merger Agreement; (3) an agreement that no party will owe a break-up fee to any other party to the Merger and (4) an undertaking by each of Metamor and SPR to use commercially reasonable efforts to complete joint sales efforts that had been initiated by Metamor and SPR through the date of the termination of the Merger and an agreement by the parties to explore other strategic marketing efforts relating to their complimentary service offerings.

         The March 15, 1999 joint press release announcing the termination of the Merger Agreement is attached as Exhibit 10.1 hereto.

         Separately, on March 15, 1999, SPR issued a press release concerning its first quarter, 1999 financial performance, and on March 17, 1999 issued a press release concerning approval of a stock repurchase program for up to 1.5 million of its approximately 13.8 million outstanding shares of common stock. Those press releases are attached hereto as Exhibits 10.2 and 10.3, respectively.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c)      Exhibits.

         10.1     Joint Press Release of Metamor and SPR dated March 15, 1999.

         10.2     SPR Press Release dated March 15, 1999.

         10.3     SPR Press Release dated March 17, 1999.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, SPR Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           SPR INC.


Date:  March 19, 1999                      By:  /s/ STEPHEN T. GAMBILL
                                                -------------------------------
                                                Stephen T. Gambill
                                                Chief Financial Officer









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